EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666     FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE
Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Posts Strong Growth and Third Quarter Earnings
MIDDLEFIELD, OHIO, October 21, 2009 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (Pink Sheets: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today announced the following results for the third quarter ended September 30, 2009.
•	Total assets increased $50.1 million, or 10.7%, from December 31, 2008

•	Equity to assets stood at 7.24% following an increase in equity of $2.4 million from December 31, 2008

•	Total deposits stood at $447.9 million, an increase of 13.5% from year-end 2008

•	Net interest income increased $1.4 million, or 15.5% from the same nine month period of 2008

•	Diluted earnings per common share for the third quarter were $0.14.
The company reported that earnings for the third quarter ended September 30, 2009, were $213,000 compared to earnings of $704,000 for the same period in the prior year. The reduced earnings were primarily the result of provision charges to increase loan loss reserves and an increase in FDIC premiums due to higher rates for all FDIC insured banks. The same factors contributed to a decrease in nine month earnings from $2,224,000 for the 2008 period to $1,277,000 for the 2009 nine month period.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the quarter were 2.34% and 0.17%, respectively, compared with 8.77% and 0.63% for the third quarter of 2008. ROE and ROA were 4.72% and 0.35%, respectively, for the nine-month period of 2009. Comparable results for the 2008 nine-month period were 8.78% and 0.66%, respectively.
“We are pleased to report positive earnings for the quarter and year-to-date periods,” stated Thomas G. Caldwell, President and Chief Executive Officer, “Looking forward, we remain cautiously optimistic. Throughout the credit crisis and recession, we have continued to maintain a “well capitalized” equity position, while diversifying our asset base and improving our core liquidity. While we continue to see continued improvement in our net interest margin, our focus remains on the successful resolution of our problem assets.”
“Following our acquisition of Emerald Bank, we recognized the need for a change in that affiliate’s management. I am pleased with the effort put forth by our new management team as they continue to identify problem assets within the portfolio, while continuing to prudently grow the bank. While the efforts have led us to take a provision expense of $1.8 million for the first nine months, we are growing comfortable that each credit within the portfolio has been properly reviewed and assessed.”
Asset Quality
The provision for loan losses for the three and nine month periods ended September 30, 2009 increased 620% and 393% to $1,346,000 and $1,760,000 compared to the $187,000 and $357,000, respectively, for the comparable periods of 2008. “The economics of the communities that we serve are reflected in our asset quality numbers,” said Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “In our northeastern Ohio markets, credit issues are tied to owner occupied residential properties and are a reflection of current unemployment rates. Our central Ohio market is reporting delinquencies tied to non-owner occupied residential properties.”
The following table summarizes asset quality and reserve coverage ratios as of the end of the last five quarters.
Asset Quality History
(Dollars in thousands)

	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

Nonperforming loans	$14,368	$14,023	$13,370	$8,481	$6,749
Real estate owned	1,775	1,967	1,331	1,106	1,108

Nonperforming assets	$16,143	$15,991	$14,701	$9,587	$7,857

Allowance for loan losses	$4,422	$3,668	$3,621	$3,557	$3,614

Ratios
Nonperforming loans to total loans	4.15%	4.18%	4.16%	2.64%	2.11%
Nonperforming assets to total assets	3.12%	3.33%	3.14%	2.11%	1.76%
Allowance for loan losses to total loans	1.28%	1.09%	1.13%	1.11%	1.13%
Allowance for loan losses to nonperforming loans	30.78%	26.16%	27.08%	41.94%	53.55%
The increased loan loss provision, which has significantly outpaced loan charge-offs, has substantially strengthened the allowance for loan losses. The ratio of the allowance for loan losses to total loans increased to 1.28% of total loans at September 30, 2009 compared to the 1.09% reported at June 30, 2009 and 1.13% at September 30, 2008.

Net Interest Income
Net interest income for the third quarter of 2009 increased $635,000, or 20.1%, to $3,786,000 compared to $3,152,000 in the third quarter of 2008. The net interest margin increased 26 basis points to 3.46% compared to the 3.20% reported for the year-ago quarter. Net interest income for the nine months ended September 30, 2009 increased by $1,390,000, or 15.5%, to $10,370,000 compared to the $8,981,000 for the first nine months of 2008. The net interest margin for the first nine months of 2009 stood at 3.31%, a 23 basis point increase from the 3.08% reported for the nine month period of 2008.
The improvement in net interest income reflects strong core deposit growth and the implementation of new pricing strategies. Total deposits at September 30, 2009 stood at $447.9 million, representing an increase of 13.5% from the year-end 2008 figure. Savings account deposits accounted for growth of $30.4 million, with Money Market deposits increasing $14.2 million.
Non-Interest Income and Operating Expenses
Non-interest income remained relatively flat for both the three and nine month periods. Service charges on deposit accounts decreased $4,500 for the three months of 2009 compared to 2008, and $23,500 for the nine month periods. Earnings on bank-owned life insurance were lower, reflective of the current interest rate environment.
Operating expenses increased by 11.4%, or $310,000 for the quarter and $1,515,000, or 19.4% for the nine month period, when compared to the same periods of 2008. Expense increases in salaries and employee benefits, occupancy expense, and data processing costs are all directly related to the growth of the company. The Middlefield Banking Company opened its Cortland office in June 2008, while Emerald Bank acquired an office in Westerville in November 2008. Both of these actions, while expanding the company’s footprint, contributed to the higher expense levels. The premium for FDIC insurance increased 20.1% in the third quarter of 2009 over the same period of 2008 and 350.8% for the nine month period of 2009 over 2008.
Balance Sheet Growth
The company’s total assets ended the third quarter of 2009 at $517.9 million, an increase of 10.7% over the $467.8 million in total assets reported at December 31, 2008. Net loans at September 30, 2009, were $341.5 million, up $23.5 million, or 7.4%, over the $318.0 million reported at December 31, 2008. Total deposits at September 30, 2009, were $447.9 million, or 13.5% greater than the deposit level of $394.8 million at December 31, 2008.
The investment portfolio, which is entirely classified as available for sale, stood at $116.9 million at September 30, 2009. This figure represented growth within that portfolio of $12.6 million during the nine-month period. Stockholders’ equity at September 30, 2009, was $37.5 million, or 7.24% of total assets. Book value per share as of September 30, 2009 was $24.07.
Dividends
In the first nine months of 2009, Middlefield paid cash dividends of $0.78 per share. This represents only a slight increase over the $0.77 per share paid during the first nine months of 2008.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $517.9 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2009 and 2008 and December 31, 2008

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
Balance Sheet (period end)	2009	2008	2008

Assets
Cash and due from banks	$11,143,127	$9,795,248	$8,263,756
Federal funds sold	19,533,878	7,548,000	4,570,827
Interest-bearing deposits in other institutions	120,885	112,215	112,215

Cash and cash equivalents	30,797,890	17,455,463	12,946,798
Investment securities available for sale	116,880,660	104,270,366	96,371,351
Loans:	345,918,924	321,575,293	320,151,943
Less: allowance for loan losses	4,422,250	3,556,763	3,613,857

Net loans	341,496,674	318,018,530	316,538,086
Premises and equipment	8,256,905	8,448,915	8,018,503
Goodwill	4,558,687	4,558,687	4,371,205
Bank-owned life insurance	7,637,731	7,440,687	7,371,180
Accrued interest receivable and other assets	8,317,212	7,654,287	8,450,812

Total Assets	$517,945,759	467,846,935	454,067,935

	September 30,	December 31,	September 30,
	2009	2008	2008
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$40,963,722	$42,357,154	$40,929,373
Interest bearing demand deposits	34,877,418	26,404,660	27,409,745
Money market accounts	42,078,988	27,845,438	26,831,740
Savings deposits	99,322,206	68,968,844	69,835,964
Time deposits	230,686,676	229,243,506	214,957,328

Total Deposits	447,929,010	394,819,602	379,964,150
Short-term borrowings	1,667,967	1,886,253	1,693,699
Other borrowings	28,772,173	33,903,019	36,687,924
Other liabilities	2,097,903	2,178,813	2,340,455

Total Liabilities	480,467,053	432,787,687	420,686,228

Common equity	27,759,557	27,301,403	27,159,602
Retained earnings	14,860,713	14,786,353	14,793,600
Accumulated other comprehensive income (loss)	1,592,043	(294,901)	(1,837,888)
Treasury stock	(6,733,607)	(6,733,607)	(6,733,607)

Total Stockholders’ Equity	37,478,706	35,059,248	33,381,707

Total Liabilities and Stockholders’ Equity	$517,945,759	$467,846,935	$454,067,935

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2009 and 2008
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans	$5,175,354	$5,425,266	$15,079,662	$16,273,630
Interest-bearing deposits in other institutions	2,293	1,949	11,800	10,790
Federal funds sold	3,936	22,181	10,977	124,467
Investment securities
Taxable interest	975,580	622,184	2,752,897	1,793,645
Tax-exempt interest	474,629	449,351	1,374,847	1,360,226
Dividends on FHLB Stock	15,847	29,514	46,611	88,526

Total interest income	6,647,639	6,550,445	19,276,794	19,651,284
INTEREST EXPENSE
Deposits	2,501,502	2,948,998	7,776,369	9,381,666
Short term borrowings	4,987	17,610	15,161	34,793
Other borrowings	354,769	432,055	1,114,899	1,254,040

Total interest expense	2,861,258	3,398,663	8,906,429	10,670,499

NET INTEREST INCOME	3,786,381	3,151,782	10,370,365	8,980,785
Provision for loan losses	1,346,000	187,000	1,760,000	357,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,440,381	2,964,782	8,610,365	8,623,785

NONINTEREST INCOME
Service charges on deposits	488,747	493,228	1,394,312	1,417,789
Net securities gains (losses)	0	25,728	0	34,508
Earnings on bank-owned life insurance	68,413	75,336	197,044	217,798
Other income	133,300	85,925	358,775	284,820

Total non-interest income	690,460	680,247	1,950,131	1,954,915
NONINTEREST EXPENSE
Salaries and employee benefits	1,395,388	1,322,026	4,303,972	3,643,199
Occupancy expense	215,768	203,298	691,538	643,884
Equipment expense	151,742	150,334	425,175	435,770
Data processing costs	224,615	193,033	692,362	591,098
Ohio state franchise tax	123,300	117,000	369,900	351,000
FDIC assessment	86,108	71,702	529,268	117,394
Other operating expense	843,030	672,188	2,326,521	2,041,882

Total non-interest expense	3,039,951	2,729,581	9,338,736	7,824,227

Income before income taxes	90,890	915,448	1,221,760	2,754,473
Provision (benefit) for income taxes	(122,574)	211,000	(55,574)	530,000

NET INCOME	$213,464	$704,448	$1,277,334	$2,224,473

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Per common share data
Net income per common share — basic	$0.14	$0.46	$0.83	$1.45
Net income per common share — diluted	$0.14	$0.46	$0.83	$1.44
Dividends declared	$0.26	$0.26	$0.78	$0.77
Book value per share(period end)	$24.07	$21.83	$24.07	$21.83
Tangible book value per share (period end)	$21.15	$18.97	$21.15	$18.97
Dividend payout ratio	188.77%	56.19%	94.18%	52.95%
Average shares outstanding — basic	1,551,056	1,523,044	1,543,577	1,533,741
Average shares outstanding — diluted	1,551,056	1,525,373	1,544,704	1,546,400
Period ending shares outstanding	1,556,774	1,529,292	1,556,774	1,529,292

Selected ratios
Return on average assets	0.17%	0.63%	0.35%	0.66%
Return on average equity	2.34%	8.77%	4.72%	8.78%
Yield on earning assets	5.92%	6.42%	5.97%	6.48%
Cost of interest bearing liabilities	2.72%	3.62%	2.97%	3.85%
Net interest spread	3.20%	2.80%	3.00%	2.64%
Net interest margin	3.46%	3.20%	3.31%	3.08%
Efficiency (1)	64.39%	67.17%	71.68%	67.24%
Equity to assets at period end	7.24%	7.35%	7.24%	7.35%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	September 30,	September 30,
Asset quality data	2009	2008

Non-accrual loans	$11,312,822	$3,421,782
90 day past due and accruing	3,054,951	3,327,162

Non-performing loans	14,367,773	6,748,944
Other real estate owned	1,775,082	1,107,547

Non-performing assets	$16,142,855	$7,856,491

Allowance for loan losses	$4,422,250	$3,613,857
Allowance for loan losses/total loans	1.28%	1.13%
Net charge-offs:
Quarter-to-date	$592	$8
Year-to-date	895	42
Net charge-offs to average loans
Quarter-to-date	0.17%	0.00%
Year-to-date	0.27%	0.01%
Non-performing loans/total loans	4.15%	2.11%
Allowance for loan losses/non-performing loans	30.78%	46.00%